                                                                 Exhibit (A)(3)
                          OFFER TO PURCHASE FOR CASH
                    ALL OUTSTANDING SHARES OF COMMON STOCK
         (INCLUDING THE ASSOCIATED RIGHTS TO PURCHASE PREFERRED STOCK)

                                      OF

                             CONCENTRA CORPORATION

                       PURSUANT TO THE OFFER TO PURCHASE
                            DATED NOVEMBER 17, 1998

                                      OF

                          KL ACQUISITION CORPORATION
                         A WHOLLY-OWNED SUBSIDIARY OF

                              ORACLE CORPORATION

 THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY
      TIME, ON TUESDAY, DECEMBER 15, 1998, UNLESS THE OFFER IS EXTENDED.


                                                              November 17, 1998

To Brokers, Dealers, Commercial Banks,
 Trust Companies and Other Nominees:

   We have been appointed by KL Acquisition Corporation, a corporation organized and existing under the laws of the State of Delaware ("Purchaser") and a wholly-owned subsidiary of Oracle Corporation, a corporation organized and existing under the laws of the State of Delaware ("Parent"), to act as Information Agent in connection with Purchaser's offer to purchase all outstanding shares of common stock, par value $0.00001 per share (the "Common Stock"), of Concentra Corporation, a corporation organized and existing under the laws of the State of Delaware (the "Company"), and the associated rights to purchase shares of Preferred Stock (the "Rights") issued pursuant to the Rights Agreement between the Company and First National Bank of Boston, as Rights agent, dated April 24, 1997, as amended November 10, 1998, (the Rights and Common Stock are referred to herein collectively as the "Shares"), at a price of $7.00 per Share, net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in Purchaser's Offer to Purchase, dated November 17, 1998 (the "Offer to Purchase"), and the related Letter of Transmittal (which together constitute the "Offer") enclosed herewith. Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold Shares registered in your name or in the name of your nominee.

   The Offer is conditioned upon, among other things, (i) that number of Shares, when added to the number of Shares already owned by Parent, the Purchaser or any direct or indirect wholly-owned subsidiary of Parent, as shall constitute fifty-one (51%) of the Company's fully diluted shares being validly tendered prior to the expiration or termination of the Offer and not withdrawn, and (ii) any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and under any applicable antitrust laws of any foreign country shall have expired or been terminated prior to the expiration of the Offer. This Offer is also subject to the conditions set forth in the Offer to Purchase.

   Enclosed for your information and forwarding to your clients are copies of the following documents:

    1. Offer to Purchase, dated November 17, 1998;

    2. Letter of Transmittal to be used by holders of Shares in accepting the Offer and tendering Shares;

    3. Notice of Guaranteed Delivery to be used to accept the Offer if the Shares and all other required documents are not immediately available or cannot be delivered to BankBoston, N.A. (the "Depositary") by the Expiration Date (as defined in the Offer to Purchase) or if the procedure for book-entry transfer cannot be completed by the Expiration Date;

    4. A Solicitation/Recommendation Statement on Schedule 14D-9 filed with the Securities and Exchange Commission by the Company;

    5. A letter which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Offer;

    6. Guidelines of the Internal Revenue Service for Certification of Taxpayer Identification Number on Substitute Form W-9; and

    7. Return envelope addressed to the Depositary.

  WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON TUESDAY, DECEMBER 15, 1998, UNLESS THE OFFER IS EXTENDED.

   In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates evidencing such Shares (or a confirmation of a book-entry transfer of such Shares into the Depositary's account at one of the Book-Entry Transfer Facilities (as defined in the Offer to Purchase)), (ii) a Letter of Transmittal (or facsimile thereof) properly completed and duly executed, with any required signature guarantees, or an Agent's Message (as defined in the Offer to Purchase) in connection with a book-entry delivery of Shares and
(iii) any other documents required by the Letter of Transmittal.

   If a holder of Shares wishes to tender Shares, but cannot deliver such holder's certificates or other required documents, or cannot comply with the procedure for book-entry transfer, prior to the expiration of the Offer, a tender may be effected by following the guaranteed delivery procedure described in "THE OFFER--Procedure for Accepting the Offer and Tendering Shares" of the Offer to Purchase.

   Purchaser will not pay any fees or commissions to any broker, dealer or other person (other than the Depositary and the Information Agent as described in the Offer) in connection with the solicitation of tenders of Shares pursuant to the Offer. However, Purchaser will reimburse you for customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to your clients. Purchaser will pay or cause to be paid any stock transfer taxes payable with respect to the transfer of Shares to it, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

   Any inquiries you may have with respect to the Offer should be addressed to us at our address and telephone number set forth on the back cover page of the Offer to Purchase.

   Additional copies of the enclosed material may be obtained from the Information Agent, at the address and telephone number set forth on the back cover page of the Offer to Purchase.

                                          Very truly yours,

                                          Georgeson & Company Inc.
                                          as Information Agent
                                          Wall Street Plaza
                                          New York, New York 10005
                                          (800) 223-2064 (Toll Free)

 NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL AUTHORIZE YOU OR ANY OTHER PERSON TO ACT ON BEHALF OF OR AS THE AGENT OF PARENT, THE PURCHASER, THE COMPANY, THE INFORMATION AGENT OR THE DEPOSITARY, OR OF ANY AFFILIATE OF ANY OF THEM, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR TO MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE ENCLOSED DOCUMENTS AND THE STATEMENTS CONTAINED THEREIN.


                                       2